ARTICLES OF AMENDMENT

of

THE JAPAN FUND, INC.

The Japan Fund, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the Charter of the Corporation is hereby amended to read as follows:

“SECOND: The name of the corporation is Nomura Partners Funds, Inc. (the “Corporation”).”

SECOND: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on October 23, 2008, adopted resolutions approving the amendment of the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, The Japan Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 1st day of December, 2008; and its Chief Executive Officer acknowledges that these Articles of Amendment are the act of The Japan Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	THE JAPAN FUND, INC.

/s/ Nancy L. Conlin	/s/ William L. Givens
Secretary	Chief Executive Officer